SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange
                                Act of 1934

Date of Report (Date of earliest event reported) April 10, 1996
                                                (April 2, 1996)


                           TORCHMARK CORPORATION
          (Exact name of registrant as specified in its charter)


     Delaware              1-8052               63-0780404
(State or other          (Commission File    (I.R.S. Employer
jurisdiction of                Number)          Identification No.)
incorporation)

     2001 Third Avenue South, Birmingham, Alabama      35233
     (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code: (205) 325-4200


                                   None
       (Former name or former address, if changed since last report)




                         Index of Exhibits page 2.

                Total number of pages in this report is 3.

Item 5.  Other Events.

     On April 2, 1996, Torchmark Corporation's subsidiary, Liberty National Life Insurance Company ("Liberty") was served with purported class action litigation filed in the Circuit Court of Jefferson County, Alabama on March 19, 1996 (Harris v. Liberty National Life Insurance Company, CV 96-01836). The complaint alleges that a class of persons were insured under Liberty cancer polices when it was known to Liberty that such persons were participants in Medicaid, Medicare and/or CHAMPUS. It is asserted in the complaint that such persons were not entitled to retain any benefits paid under these policies. Unspecified compensatory and punitive damages are sought. Liberty denies the allegations of complaint and intends to vigorously defend this suit.

     Much attention has been generated nationally with regard to so-called "vanishing premium cases, where allegations are made that an interest-sensitive policy was sold with a projection that the policy would become paid-up or self-sustaining after a period of years. Torchmark has previously reported that its subsidiary Liberty is a party to a purported interest-sensitive class action lawsuit (Carlton v. Liberty National Life Insurance Company, Case No. CV 96-22) in the Circuit Court for Chambers County, Alabama. Liberty is also currently named as a defendant in 51 additional individual interest-sensitive cases filed in Chambers County, Alabama by a single law firm.

     Torchmark has also previously reported that Liberty is a party to purported class action litigation in Jefferson County, Alabama, alleging that Liberty induced persons to exchange life insurance policies for new coverages where either benefits were reduced or the existing policy's cash value was depleted (Lawson v. Liberty National Life Insurance Company, Civil Action No.: CV 96-01119). Excluding the Chambers County, Alabama cases referred to above, Liberty is presently a defendant in approximately 30 active individual cases with allegations of life insurance policy exchanges.


Item 7.  Financial Statement and Exhibits.

     (a)  Financial Statements of businesses acquired.
               Not applicable.

     (b)  Pro forma financial information.
               Not applicable.

     (c)  Exhibits.

               None.







                                SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         TORCHMARK CORPORATION




Date: April 10, 1996              /s/ R. K. Richey
                                   R. K. Richey
                          Chairman and Chief Executive Officer